Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Endo-bariatric Sales Growth of 26% in the Fourth Quarter and 86% for the Full Year

Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET

AUSTIN, Texas (March 8, 2017) - Apollo Endosurgery, Inc. ("Apollo") (NASDAQ "APEN"), a leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced financial results for the fourth quarter and year ended December 31, 2016.

Fourth Quarter Highlights

•	Total revenue of $15.4 million

•	Endo-bariatric sales of $7.6 million, up 26% year-over-year, including 9% growth in the U.S. and 50% international growth

•	Completed reverse-merger with LPATH, Inc. ("Lpath"), raising $29.0 million; began trading on NASDAQ Global Market
Full Year Highlights

•	Total revenue of $64.9 million

•	Endo-bariatric sales of $31.9 million, up 86% year-over-year, including 70% growth in the U.S. and 105% international growth

•	Trained over 800 U.S. physicians on the ORBERA® Intragastric Balloon since FDA approval in August 2015, establishing #1 market position

•	Accounts representing more than 200 trained U.S. physicians have re-ordered ORBERA during 2016 following consumption of their initial stocking order

Todd Newton, CEO of Apollo Endosurgery, said, “In 2016, we made great progress on our strategy to accelerate sales of our innovative endo-bariatric products and shift our revenue mix toward this technologically-advanced, less invasive portfolio. Our endo-bariatrics success was a result of the introduction of the ORBERA® Intragastric Balloon into the U.S. marketplace and greater adoption in all markets of the OverStitch™ endoscopic suturing system. ORBERA is the most widely used and studied intra-gastric balloon in the world with over 220,000 balloons distributed and more than 230 peer-reviewed clinical publications. When combined with OverStitch, a revolutionary technology that delivers full-thickness suturing from a flexible endoscope, our robust endo-bariatric portfolio delivered strong results in the fourth quarter and full year. We also continued to support key customers of our more mature surgical product portfolio. In 2017, we will focus on physician education and patient awareness initiatives for our endo-bariatric products so that we can build upon our 2016 success, while maintaining strong relationships with customers loyal to our surgical products.”
Fourth Quarter and Full Year 2016 Financial Results
Total revenue in the fourth quarter 2016 was $15.4 million, compared to $16.5 million in the fourth quarter 2015, a decrease of 7%. Total revenue in the full year 2016 was $64.9 million, compared to $67.8 million in the full year 2015, a decrease of 4%. The decline in total revenue in the fourth quarter and full year 2016 reflect an expected decline in Surgical product sales due to a decline in gastric banding procedures, substantially offset by the performance in endo-bariatric product sales due to the U.S. commercial launch of ORBERA following FDA approval in August 2015, increased OverStitch sales, and the start of Brazil direct sales activity in November 2015.
Endo-bariatric sales in the fourth quarter 2016 were $7.6 million, an increase of 26% compared to $6.0 million in the fourth quarter 2015. By geography, fourth quarter endo-bariatric sales increased 9% in the U.S. and 50% internationally. Fourth quarter 2016 endo-bariatric sales in the U.S. faced a challenging comparison to the fourth quarter of 2015, which included an elevated level of ORBERA stocking orders associated with physician training programs following the product’s August 2015 FDA approval. Endo-bariatric sales in the full year 2016 were $31.9 million, an increase of 86% compared to $17.1 million in the full year 2015. By geography, full year endo-bariatric sales increased 70% in the U.S. and 105% internationally.

Surgical sales in the fourth quarter 2016 were $7.7 million, compared to $10.4 million in the fourth quarter 2015. Surgical sales in the full year 2016 were $32.5 million, compared to $47.6 million in the full year 2015.
Gross margin for the fourth quarter 2016 was 62%, compared to 68% for the fourth quarter 2015. Gross margin for the full year 2016 was 61%, compared to 70% for the full year 2015. Cost of sales included inventory impairment charges of $0.4 million and $3.8 million for the fourth quarter and full year 2016, respectively, related to excess inventory transferred from Allergan in June 2016 as required under the companies’ manufacturing services agreement. Excluding the impact of inventory impairment charges, gross margin was 64% in the fourth quarter 2016 and 67% for the full year 2016.
Total operating expenses were $17.2 million in the fourth quarter 2016, compared to $14.4 million in the fourth quarter 2015. Total operating expenses were $60.4 million in the full year 2016, compared to $64.0 million in the full year 2015. Fourth quarter and full year 2016 operating expenses include $2.3 million and $3.6 million, respectively, of transaction costs associated with the Lpath merger.
Interest expense for the fourth quarter and the full year 2016 includes $8.7 million of non-cash interest expense due to the resolution of contingent beneficial conversion features related to the Company's convertible notes upon their conversion to common stock at the closing of the reverse merger with Lpath.
Net loss for the fourth quarter 2016 was $19.7 million compared to $5.4 million for the fourth quarter 2015. Net loss for the full year 2016 was $41.2 million compared to $27.4 million for the full year 2015.
Cash, cash equivalents and restricted cash were $20.0 million as of December 31, 2016.
Capitalization Update
On December 29, 2016 the Company completed its reverse merger with Lpath and began trading on the NASDAQ Global Market under the symbol "APEN" on December 30, 2016. Concurrent with the closing of the merger, Apollo’s stockholders invested $29.0 million of new equity in the combined company, of which $11.0 million was used to pay down a portion of the principal balance of the Company’s senior secured credit facility with Athyrium Opportunities II Acquisition LP ("Athyrium"), due February 2020.
On March 7, 2017 Apollo entered into an additional amendment with Athyrium to modify the terms of its senior secured credit facility. As part of the new amendment, the minimum cash balance requirement of $8.0 million was eliminated and Apollo made an additional principal repayment of $7.0 million. In conjunction with the amendment, Athyrium waived all prepayment premiums and exit fees on the $7.0 million principal repayment and Apollo’s exposure to certain financial covenants of the senior secured credit facility was reduced.
Conference Call
The Company will host a conference call on Wednesday, March 8, 2017 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss the Company's operating results for the fourth quarter and year ended December 31, 2016.
To participate in the conference call dial (888) 208-1814 for domestic callers and (719) 234-0008 for international callers. The conference ID number is 1867038.
A telephonic replay of the call will be available until March 15, 2017. The replay dial-in numbers are (844) 512-2921 for domestic callers and (412) 317-6671 for international callers. The replay conference ID number is 1867038.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical device company focused on less invasive therapies for the treatment of obesity, a condition facing over 600 million people globally, as well as other gastrointestinal disorders. Apollo’s device based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 80 countries today.
Apollo’s common stock is traded on NASDAQ Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; and statements relating to the availability of cash for Apollo's future operations, Apollo’s ability to support the adoption of its endo-bariatric products and its ability to broaden its product portfolio as well as other factors detailed in Apollo’s Registration Statement on Form S-4 (file no. 333-214059) and Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Contact
Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
Chief Financial Officer
investor-relations@apolloendo.com

The Ruth Group
Nick Laudico or Zack Kubow
646-536-7000
apolloendo@theruthgroup.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$15,393	$16,545	$64,868	$67,790
Cost of sales (1)	5,899	5,227	25,255	20,510
Gross margin	9,494	11,318	39,613	47,280
Operating expenses:
Sales and marketing	8,054	7,739	31,751	36,167
General and administrative (2)	4,817	2,823	13,625	11,412
Research and development	2,583	1,864	7,805	9,558
Amortization of intangible assets	1,794	1,936	7,193	6,826
Total operating costs	17,248	14,362	60,374	63,963
Loss from operations	(7,754)	(3,044)	(20,761)	(16,683)
Other expenses:
Interest expense (3)	11,287	2,457	18,168	10,036
Other (income) expense	480	(182)	1,851	663
Net loss before income taxes	(19,521)	(5,319)	(40,780)	(27,382)
Income tax expense	191	49	387	49
Net loss	(19,712)	(5,368)	(41,167)	(27,431)
Current dividends on convertible preferred stock	—	(2,173)	—	(8,951)
Net loss attributable to common stockholders	(19,712)	(7,541)	(41,167)	(36,382)
Net loss per share, basic and diluted	$(35.01)	$(23.98)	$(105.69)	$(151.90)
Shares used in computing net loss per share, basic and diluted (4)	563,113	314,482	389,501	239,509
_________________________________________
(1) Cost of sales includes inventory impairment charges of $0.4 million and $3.8 million, for the fourth quarter and full year 2016, respectively, related to excess inventory transferred from Allergan in June 2016 as required under the companies' manufacturing services agreement.
(2) General and administrative expenses include transaction costs associated with the Lpath merger of $2.3 million and $3.6 million for the fourth quarter and full year 2016, respectively.
(3) Interest expense for the fourth quarter and the full year 2016 includes $8.7 million non-cash interest expense due to the resolution of contingent beneficial conversion features related to the convertible notes upon their conversion to common stock.
(4) At December 31, 2016, there were 10,688,992 common shares issued and outstanding.  For the purposes of determining net loss per share, the additional common shares from the Lpath merger transaction on December 29, 2016 were weighted as outstanding for two days for the fourth quarter and for the full year 2016.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In Thousands)

	Year Ended December 31, 2016				Year Ended December 31, 2015
	U.S.	OUS	Total Revenue	% Total Revenue	U.S.	OUS	Total Revenue	% Total Revenue
Endo-bariatric	$15,525	$16,382	$31,907	49.2%	$9,119	$8,003	$17,122	25.3%
Surgical	21,778	10,706	32,484	50.1%	34,975	12,628	47,603	70.2%
Other	453	24	477	0.7%	425	2,640	3,065	4.5%
Total revenue	$37,756	$27,112	$64,868	100.0%	$44,519	$23,271	$67,790	100.0%
% Total revenue	58.2%	41.8%			65.7%	34.3%

	Three Months Ended December 31, 2016				Three Months Ended December 31, 2015
	U.S.	OUS	Total Revenue	% Total Revenue	U.S.	OUS	Total Revenue	% Total Revenue
Endo-bariatric	$3,724	$3,836	$7,560	49.1%	$3,425	$2,565	$5,990	36.2%
Surgical	5,376	2,332	7,708	50.1%	7,757	2,634	10,391	62.8%
Other	119	6	125	0.8%	80	84	164	1.0%
Total revenue	$9,219	$6,174	$15,393	100.0%	$11,262	$5,283	$16,545	100.0%
% Total revenue	59.9%	40.1%			68.1%	31.9%